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                                                                    Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Bay Apartment Communities, Inc. on Form S-3 (File No. 33-92688) and Form S-8 (File No. 33-80249) of our report dated July 30, 1996, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of The Fountains Apartments for the year ended December 31, 1995, and of our report dated September 17, 1996, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Channing Heights Apartments for the year ended December 31, 1995, which reports are included in this Current Report on Form 8-K.



                                                        COOPERS & LYBRAND L.L.P.


San Francisco, California
November 12, 1996